CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Second Quarter 2024 Dividend

CAMDEN, Maine, June 25, 2024 /PRNewswire/ -- Simon R. Griffiths, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 5.30% based on the June 24, 2024 closing price of the Company's common stock at $31.72 per share as reported by NASDAQ. The dividend is payable on July 31, 2024 to shareholders of record on July 15, 2024.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with $5.8 billion in assets and 57 banking centers in Maine and New Hampshire. Founded in 1875, Camden National Bank is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Camden National Bank has been named one of the Best Places to Work for three years in a row. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.